Exhibit 99.2

KEY MESSAGES

•                  OptumRx is combining with Diplomat, an independent provider of specialty pharmacy and infusion services and pharmacy benefit management solutions in the United States with a focus on specialty drugs that treat patients with complex diseases.

•                  We expect the transaction to close in early 2020 following the completion of the tender offer, receipt of certain regulatory approvals and other customary closing conditions.

•                  Immediately following closing, Diplomat will become part of OptumRx. As we integrate, we will determine opportunities to adapt our combined specialty pharmacy and infusion services to meet the dynamic and changing needs of those we serve.

•                  We are committed to a seamless transition ensuring continued outstanding service levels to patients, providers and manufacturer partners.

•                  This combination will help patients gain access to improved specialty pharmacy care services and drive better health outcomes, while helping clients reduce their overall health care costs.

•                  This combination is aligned with OptumRx’s strategy and our focus on advancing the pharmacy care services value we provide to those we serve.

•                  The strength of this combination will enhance the benefits we provide to our clients, the value we offer to our patients and further advance the compassion our team members show to those that need us the most.

•                  We are excited to welcome talented team members from Diplomat to join us in advancing our mission to help people live healthier lives and help make the health system work better for everyone.

•                  Diplomat consumers, clients and partners will receive the same quality of service, while experiencing additional value and savings through industry-leading technology and resources and increased scale.

•                  This combination will accelerate the growth of the OptumRx’s infusion footprint by adding 18 locations.

•                  Additionally, as a combined company we will be better positioned in negotiations with drug manufacturers, reducing drug costs for those we serve while further utilizing the OptumRx wholesaler contracts to improve supply chain costs and drug pricing.

•                  Diplomat patients will have access to OptumRx tools and platforms to continue to advance their health outcomes and live their healthiest lives.

Additional Information

The tender offer described herein has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Diplomat common stock. At the time the tender offer is commenced, UnitedHealth Group and Denali Merger Sub, Inc. will file a tender offer statement on Schedule TO and related materials, including an offer to purchase, a letter of transmittal and other offer documents, with the U.S. Securities and Exchange Commission (“SEC”), and Diplomat will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. UnitedHealth Group, Denali Merger Sub, Inc. and Diplomat intend to mail these documents to the shareholders of Diplomat. INVESTORS AND DIPLOMAT SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE MAKING A DECISION TO TENDER THE SHARES. These documents (once they become available) will be available free of charge on the SEC’s website at www.sec.gov. In addition, these materials will be available at no charge by directing such requests to D.F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (866) 829-0135 for all others, or by email at DPLO@dfking.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements relating to the expected benefits of the proposed transaction and the timing of the closing of the proposed transaction. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements. You should not place undue reliance on these statements. These statements are based on current expectations, forecasts and assumptions of UnitedHealth Group and Diplomat that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the offer or the merger set forth in the Merger Agreement will not be satisfied or waived, including the receipt of regulatory clearances related to the merger; uncertainties as to the timing of the tender offer and merger, including that the offer and merger will not close within the anticipated time periods, or at all; uncertainties as to how many Diplomat shareholders will tender their shares in the offer; the risk that competing offers will be made; changes in either companies’ businesses during the period between now and the closing of the proposed transaction; the successful integration of Diplomat into UnitedHealth Group’s business subsequent to the closing of the proposed transaction; the risk that the strategic benefits, synergies or opportunities expected from the proposed transaction may not be realized or may take longer than expected to be realized; adverse reactions to the proposed transaction by employees, customers, suppliers or strategic partners, including pharmaceutical manufacturers, wholesale distributors, retail pharmacies and third party-payors; dependence on key personnel and customers; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the proposed transaction; as well as other factors detailed in UnitedHealth Group and Diplomat’s filings with the SEC, including UnitedHealth Group’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent SEC filings, and Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent SEC filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward looking statements. There can be no guarantee that the proposed transaction described in this communication will be completed on the currently proposed terms or at all at any particular time. There also can be no guarantee that UnitedHealth Group will achieve any particular future financial results as a result of the proposed transaction, or that UnitedHealth Group will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of the proposed transaction. UnitedHealth Group is providing the information in this communication as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required by law.